Exhibit (l)

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

June 12, 2026

BlackRock Capital Allocation Term Trust

100 Bellevue Parkway

Wilmington, DE 19809

Re:  Registration Statement on Form N-2

Ladies and Gentlemen:

We have served as Maryland counsel to BlackRock Capital Allocation Term Trust, a Maryland statutory trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company (the “Company”), in connection with certain matters of Maryland law arising out of the registration of the following securities of the Company (collectively, the “Securities”): (i) up to 35,000,000 common shares (the “Shares”) of beneficial interest, par value $0.001 per share (“Common Shares”), of the Company, and (ii) subscription rights for Common Shares (“Subscription Rights”), covered by the above-referenced Registration Statement (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement and the related form of prospectus included therein, substantially in the form in which it was transmitted to the Commission under the 1933 Act and the 1940 Act;

2. The Certificate of Trust of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Agreement and Declaration of Trust of the Company (the “Declaration of Trust”), certified as of the date hereof by an officer of the Company;

4. The Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

5. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6. Resolutions (the “Resolutions”) adopted by the Board of Trustees (the “Board of Trustees”) of the Company relating to the registration and issuance of the Securities, certified as of the date hereof by an officer of the Company;

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June 12, 2026

7. A certificate executed by an officer of the Company, dated as of the date hereof; and

8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. The issuance, and certain terms, of the Securities to be issued by the Company from time to time will be authorized and approved by the Board of Trustees, or a duly authorized committee thereof, in accordance with the Maryland Statutory Trust Act, the Declaration of Trust, the Bylaws, the Registration Statement and the Resolutions; and with respect to any Subscription Rights, a Subscription Rights Certificate representing such Subscription Rights will be fully authorized by all necessary trust action of the Company and the specific terms of such Subscription Rights will be duly established by the Board of Trustees, and such Subscription Rights will be duly distributed by the Company in accordance with the Declaration of Trust, the Bylaws, the Registration Statement and the Resolutions (such approvals referred to herein as the “Trust Proceedings”).

BlackRock Capital Allocation Term Trust

June 12, 2026

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a statutory trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Registration Statement, the Resolutions and any other resolutions relating to the Shares adopted by the Board of Trustees or a duly authorized committee thereof, the Shares will be validly issued, fully paid and nonassessable (except to the extent that under Section 3.8 of Article III of the Declaration of Trust, the Board of Trustees has the power to cause each Shareholder (as defined in the Declaration of Trust) or each Shareholder of any particular series to pay directly, in advance or arrears, for certain charges of distribution of the Company’s custodian or transfer, Shareholder servicing or similar agent, a pro rata amount as defined from time to time by the Board of Trustees, by setting off such charges due from such Shareholder from declared but unpaid dividends or distributions owed such Shareholder and/or by reducing the number of shares in the account of such Shareholder by that number of full and/or fractional shares which represents the outstanding amount of such charges due from such Shareholder).

3. Upon the completion of all Trust Proceedings relating to the Subscription Rights, the issuance of the Subscription Rights will be duly authorized.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the 1940 Act or other federal securities laws, or state securities laws, including the securities laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving

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June 12, 2026

this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP